Exhibit 99.6

Execution Version

STOCK ESCROW AGREEMENT

This Stock Escrow Agreement is entered into as of November 10, 2009 (this “Agreement”), among Archstone Acquisition Corp., a Florida corporation (“Acquisition Corp.”), Hackett-REL, Ltd (UK), a company organized under the laws of England and Wales (“Hackett UK”), the Hackett Group B.V. (“Hackett BV” and collectively with Hackett UK and Acquisition Corp, the “Buyers”), The Hackett Group, Inc., a Florida corporation (“Parent”), Archstone Consulting LLC, a Delaware limited liability company (“Company”), Archstone Consulting UK Limited, a company organized under the laws of England and Wales (“Archstone UK”), and Archstone Consulting Netherlands BV, a company organized under the laws of The Netherlands (“Archstone BV,” and together with Archstone UK, and the Company, the “Sellers”), and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”).

Preliminary Statements

A. Parent, Buyers and Sellers are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof pursuant to which Buyers have agreed to acquire substantially all the assets of Sellers, on the terms and conditions set forth in the Purchase Agreement; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Sellers agreed to deposit the Escrowed Shares into escrow to secure the indemnification and working capital adjustment obligations of Sellers pursuant to the Purchase Agreement.

Agreement

In consideration of the preliminary statements and the respective mutual covenants and agreements contained in this Agreement, the parties agree as set forth below:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Deposited Shares” means the Escrowed Shares together with all other shares of Parent’s common stock or other securities held by the Escrow Agent from time to time pursuant to this Agreement.

“Escrow Fund” means the Deposited Shares held by the Escrow Agent from time to time pursuant to this Agreement.

“Escrowed Shares” means 600,400 of the Parent Shares issued in connection with the closing of the transactions contemplated by the Purchase Agreement.

“Parent Shares” means 4,657,000 shares of Parent’s common stock, par value $.001.

“Transfer Agent” means Parent’s stock transfer agent, Computershare Trust Company, N.A.

2. Appointment of Escrow Agent. Parent, Buyers and Sellers hereby appoint the Escrow Agent to serve as agent for the purpose of holding and distributing the Escrow Fund upon the terms and conditions herein set forth, and the Escrow Agent accepts such appointment subject to the terms and conditions hereof.

3. Deposit of Deposited Shares.

(a) Original Deposit. Simultaneously with the execution and delivery of this Agreement, Parent shall deposit with the Escrow Agent the Escrowed Shares. The Escrowed Shares shall be issued in book-entry form and thus shall be registered in the name of the Escrow Agent, as Escrow Agent for the benefit of Sellers under this Agreement.

(b) Stock Splits, Etc. If Parent effects a stock split, subdivision, combination, reclassification or any other change in its capital structure while the Escrow Agent holds any Deposited Shares hereunder, Parent shall deposit with the Escrow Agent a certificate for the number of additional, substituted or new securities to be issued to Sellers by reason of any such change with respect to such Deposited Shares, which deposit shall be accompanied by written notice by Parent to the Escrow Agent identifying such certificate as a Deposited Certificate being delivered pursuant to this Section 3(b). Such shares shall for all purposes constitute Deposited Shares hereunder. Any other sums paid or property distributed upon or in respect of the Escrowed Shares shall be paid over or delivered to the Sellers, and any such property will not constitute escrowed property.

(c) Certificates. If the Transfer Agent issues any certificate that constitutes Deposited Shares to be held in escrow in accordance with Section 6(d) below, Parent shall cause the Transfer Agent to deposit such certificate with the Escrow Agent and Parent shall at the same time send written notice to the Escrow Agent identifying any such certificate as a Deposited Certificate being delivered pursuant to this Section 3(c).

(d) Liens. The Escrow Fund will be held for the benefit of the parties hereto and will not be subject to any lien or attachment of any other creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein. For so long as the Escrow Agent properly holds any Deposited Shares, Sellers will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with, or pledge or grant any security interest in, or otherwise encumber any part of the Escrow Fund.

4. Maintenance of Escrow. The Escrow Agent shall hold the Escrow Fund in escrow and shall maintain and disburse the Escrow Fund pursuant to this Agreement.

5. Certain Rights of Sellers. Notwithstanding any other provision herein and for so long as such shares remain in the Escrow Fund, Sellers shall have the right to (i) vote all shares of Parent’s common stock or other securities in the Escrow Fund that are not disbursed to Parent pursuant to the terms hereof and (ii) receive any dividends or other distributions in respect of such Parent common stock or other securities in the Escrow Fund that are not disbursed to Parent pursuant to the terms hereof.

6. Disbursements of Deposited Shares.

(a) Claim Notices. From time to time, on or before twelve (12) months from the Closing Date (the “Escrow Termination Date”), Buyers may provide written notice (a “Notice”) to Sellers and Escrow Agent specifying in reasonable detail the nature and dollar amount (as applicable) of any claim for Losses (each, a “Claim”) it may have pursuant to Article VII of the Purchase Agreement. If the Sellers provide written notice to Buyers and Escrow Agent disputing any Claim (a “Counter Notice”) within thirty (30) days following receipt by Sellers and Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 6(b) below. If no Counter Notice is received by Buyers and Escrow Agent within such thirty (30) day period, then (i) the dollar amount of the Losses claimed by Buyers as set forth in its Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement, (ii) the “Final Determination Date” for such Claim for purposes of the Purchase Agreement shall be deemed to be the date of the Notice and (iii) within five (5) business days after the end of such 30-day period, Buyers shall provide Sellers and Escrow Agent with a written calculation of the number of shares that Escrow Agent should distribute to Parent to satisfy the Claim in accordance with Article VII of the Purchase Agreement (a “Calculation Notice”). If the Sellers provide written notice to Buyers and Escrow Agent disputing the Calculation Notice (a “Calculation Counter Notice”) within five (5) business days following receipt by Sellers and Escrow Agent of the Calculation Notice, such Claim shall be resolved as provided in Section 6(b) below. If no Calculation Counter Notice is received by Buyers and Escrow Agent within such five (5) business day period, then Escrow Agent shall distribute out of the Escrow Fund to Parent the lesser of (i) the number of Deposited Shares (rounded to the nearest whole share) set forth in such Calculation Notice and (ii) all of the Escrow Fund; provided that if, within such five (5) business day period, Sellers provide written notice to Buyers and Escrow Agent that they elect to satisfy such Claim in cash rather than through the release of Escrowed Shares, the Sellers shall have five (5) business days to make such cash payment. Within five (5) business days of Parent’s or Buyers’ receipt of such cash payment, Buyers and Sellers shall provide Joint Written Instructions to Escrow Agent to release such shares to Company, on behalf of the Sellers. If (i) such Joint Written Instructions are not provided to Escrow Agent within ten (10) business days after the receipt of Sellers’ election to pay cash and (ii) such cash payment has not been made (and the burden of proof to evidence such cash payment shall be Sellers), then Buyers and Sellers shall provide Joint Written Instructions to the Escrow Agent to promptly release such shares to Parent in accordance with the Calculation Notice, as finally determined pursuant to this Section 6(a) and Section 6(b) below. Each of Buyers or Sellers, as applicable, shall have the right to cause Buyers or Sellers, as applicable, to specifically perform their obligations under this Section 6(a).

(b) Distributions Pursuant to Joint Written Instructions or Court Order.

(i) If a Counter Notice or Calculation Counter Notice is given with respect to a Claim, Escrow Agent shall make a distribution out of the Escrow Account with respect thereto only in accordance with (i) joint written instructions of Buyers and Company, on behalf of all Sellers (with such joint written instructions identifying the number of Deposited

Shares to be released and the recipients and respective addresses to which the Deposited Shares or Escrow Fund shall be delivered) (“Joint Written Instructions”) or (ii) a final order of a court acting in accordance with this Section 6(b). In the case of a Claim for which a Counter Notice or a Calculation Counter Notice has been given, Buyers and Sellers shall use good faith efforts to resolve such dispute over a thirty (30) day period following receipt of the Counter Notice or a Calculation Counter Notice, as applicable. If the dispute cannot be resolved during such thirty (30) day period, then either such party or all such parties may petition any court of competent jurisdiction in accordance with the Purchase Agreement for a ruling and instructions with respect to such dispute or uncertainty (a “Court Order”). The date of the Court Order will be deemed the “Final Determination Date” for purposes of the Purchase Agreement for Claims for which a Counter Notice (but not a Calculation Counter Notice) was delivered, unless Buyers or Sellers shall have (x) notified the Escrow Agent, within five (5) business days of receipt by the Escrow Agent of such Court Order, of its intent to challenge such Court Order, and (y) appealed such Court Order, within sixty (60) days of the Escrow Agent’s receipt of such Court Order, by filing a petition with an appellate court of competent jurisdiction (by means of filing a complaint or an appeal or any other appropriate method), as evidenced by delivery to the Escrow Agent of a copy of such petition. For the avoidance of doubt, in the event Buyers or Sellers fail to comply with both clauses (x) and (y) in the immediately preceding sentence, the Escrow Agent shall immediately disburse the Escrow Fund in accordance with the original Court Order and this Section 6(b). The date of any final, unappealable decision arising from any such appeal (“Final Decision”) for Claims for which a Counter Notice (but not a Calculation Counter Notice) was delivered shall be deemed the “Final Determination Date” for such Claims for purposes of the Purchase Agreement.

(ii) Within five (5) business days following a Court Order or Final Decision relating to a dispute predicated on a Calculation Notice, the number of shares to be released from the Escrow Fund shall be determined by such Court Order or Final Decision, and upon such receipt of such Court Order or Final Decision, the Escrow Agent shall release the number of Escrowed Shares to Parent as set forth in such Court Order or Final Decision.

(iii) Within five (5) business days following a Court Order or Final Decision relating to a dispute predicated on a Counter Notice (but not a Calculation Counter Notice), Buyers shall deliver to Sellers and Escrow Agent a Calculation Notice with respect to such Claim. If the Sellers provide Buyers and Escrow Agent a Calculation Counter Notice within five (5) business days following receipt by Sellers and Escrow Agent of such Calculation Notice, such dispute shall be resolved as provided in Section 6(b)(i) with respect to a Calculation Counter Notice, provided that the “Final Determination Date” for purposes of the Purchase Agreement with respect to such Claim shall continue to be deemed to be the date of the applicable Court Order or Final Decision. If no Calculation Counter Notice is received by Buyers and Escrow Agent within such five (5) business day period, then Escrow Agent shall distribute out of the Escrow Fund to Parent the lesser of (x) the number of Deposited Shares (rounded to the nearest whole share) set forth in such Calculation Notice or (y) all of the Escrow Fund; provided that if, within such five (5) business day period, Sellers provide written notice to Buyers and Escrow Agent that they elect to satisfy such Claim in cash rather than through release of Escrowed Shares, then Sellers shall have five (5) business days to make such cash payment. Within five (5) business days of Buyers’ receipt of such cash payment, Buyers and Sellers shall provide Joint Written Instructions to Escrow Agent to release such shares to Company, on behalf of the Sellers. If (i) such Joint Written Instructions are not provided to Escrow Agent within ten (10) business days after the receipt of Sellers’ election to pay cash and (ii) such cash payment has not been made (and the burden of proof to evidence such cash payment shall be Sellers), then Buyers and Sellers shall provide Joint Written Instructions to the Escrow Agent to promptly release such shares to Parent in accordance with the Calculation Notice, as finally determined pursuant to this Section 6(b). Each of Buyers or Sellers, as applicable, shall have the right to cause Buyers or Sellers, as applicable, to specifically perform their obligations under this Section 6(b). If a Calculation Counter Notice is received by Buyers and Escrow Agent within the required five (5) business day period, the number of shares to be released from the Escrow Fund shall be determined pursuant to Section 6(b)(i) above, and upon receipt of a Court Order or Final Decision, the Escrow Agent shall release the number of Escrowed Shares to Parent as set forth in such Court Order or Final Decision.

(c) Actual Adjustment Amount. From time to time, on or before the Escrow Termination Date, Buyers may provide written notice (an “Adjustment Notice”) to Sellers and Escrow Agent specifying in reasonable detail the number of the Escrowed Shares required to satisfy any part of the Actual Adjustment Amount in accordance with the terms of the Purchase Agreement (each, an “Adjustment Claim”). If the Sellers provide written notice to Buyers and Escrow Agent disputing any Adjustment Claim (a “Counter Adjustment Notice”) within five (5) business days following receipt by Sellers and Escrow Agent of the Adjustment Notice, such Adjustment Claim shall be resolved as provided in this Section 6(c). If no Counter Adjustment Notice is received by Buyers and Escrow Agent within such five (5) business day period, then the amount of Escrowed Shares claimed by Buyers as set forth in its Adjustment Notice shall be deemed established for purposes of this Agreement and the Purchase Agreement, and Escrow Agent shall distribute out of the Escrow Fund to Parent the lesser of (i) the number of Deposited Shares (rounded to the nearest whole share) set forth in the Adjustment Notice or (ii) all of the Escrow Fund. If a Counter Adjustment Notice is given with respect to an Adjustment Claim, Escrow Agent shall make a distribution out of the Escrow Account with respect thereto only in accordance with Joint Written Instructions.

(d) Distributions prior to or on Escrow Termination Date. The Escrow Agent shall effect each distribution of Deposited Shares to Parent, if any, by delivering to the Transfer Agent such Deposited Shares and instructions as provided in the Notice, Calculation Notice, Adjustment Notice, Joint Written Instructions, Court Order, or Final Decision, as applicable. Parent shall cause the Transfer Agent, upon receipt thereof, to cancel such Deposited Shares as necessary to satisfy a given Claim or Adjustment Claim, as applicable, as provided in the Notice, Calculation Notice, Adjustment Notice, Joint Written Instructions, Court Order, or Final Decision, as applicable (the “Claim Disbursement Amount”). On the Escrow Termination Date, Escrow Agent shall, without any further instruction or notice required, distribute out of the Escrow Account to Sellers the remaining balance of the Escrow Fund (if any); provided that if any Claim or other dispute with respect to matters hereunder (a “Pending Claim”) has not been paid or resolved in accordance with the Purchase Agreement and this Agreement, then the Deposited Shares that are not subject to such Pending Claim(s) shall be distributed to the Sellers pursuant to the terms hereof, and those Deposited Shares that are subject to such Pending Claim(s) shall not be distributed until all such Pending Claims are resolved. For purposes of this Section 6(d), the number of Deposited Shares subject to a Pending Claim(s) shall be set forth in Joint Written Instructions to the Escrow Agent and shall be equal to (i) the amount set forth in

Buyers’ Notice divided by (ii) the Market Value of each Deposited Share as of the Escrow Termination Date, provided that solely for purposes of this Section 6(d) the period of measurement in determining Market Value shall be the twelve-month period immediately preceding the Escrow Termination Date.

7. Limitation of Liability of Escrow Agent; Etc.

(a) Nature of Duties; Liability; Indemnification. It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall not be liable for any error of judgment, fact or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence. Escrow Agent shall not inquire into or consider whether a Claim or Adjustment Amount Claim complies with the requirements of the Purchase Agreement. The Escrow Agent’s determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject the Escrow Agent to any claim, liability or obligation whatsoever, even if it shall be found that such determination was improper and incorrect; provided, that the Escrow Agent shall not have been guilty of willful misconduct or gross negligence. Parent, Buyers and Sellers jointly and severally agree to indemnify the Escrow Agent and its officers, directors, agents and affiliates for, and to hold them harmless against, any claim, action, suit, proceeding at law or in equity, loss, liability, or expense (“Cost”) incurred on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself against any claim of liability in connection herewith or therewith. The right to indemnification set forth in the preceding sentence shall include the right to be paid by Parent, Buyers and Sellers in respect of Costs as they are incurred (including Costs incurred in connection with defending itself against any claim of liability in connection herewith). The Escrow Agent shall repay any amounts so advanced if it shall ultimately be determined by a final order of a court of competent jurisdiction from which no appeal is or can be taken that the Escrow Agent is not entitled to such indemnification. In performing any duties under this Agreement, the Escrow Agent and its affiliates and agents shall not be liable to any party for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages, losses, or expenses. The Escrow Agent shall neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith, including, without limitation, the Purchase Agreement and shall be required to act in respect of the Escrow Fund only as provided in this Agreement. This Agreement sets forth all the obligations of the Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of the Escrow Agent shall be implied from the terms of this Agreement or any other agreement. The Escrow Agent may perform its duties under this Agreement through its agents and/or affiliates.

(b) Documents and Instructions. The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security or other document or instrument held by or delivered to it. The Escrow Agent acts hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the genuineness, sufficiency, correctness, manner of execution or validity of any agreement, document, certificate, instrument or item deposited with it or any notice, consent, approval, direction or instruction given to it; nor as to the identity, authority, or rights of any person executing the same. The Escrow Agent shall be fully protected, under Section 7(a) above, for all acts taken in accordance with any written instruction or instrument given to it hereunder, and reasonably believed by the Escrow Agent to be genuine and what it purports to be.

(c) Conflicting Notices, Claims, Demands or Instructions. If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to the Escrow Fund, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive any of the Escrow Fund, the Escrow Agent may refuse to make any distribution or payment and may retain the Escrow Fund in its possession until it shall have received instructions in writing agreed to by all parties in interest, or in the absence of such authorization, the Escrow Agent may hold the Escrow Fund until receipt of a certified copy of a final order or judgment of a court of competent jurisdiction from which no appeal is or can be taken providing for the disposition of the Escrow Fund, whereupon the Escrow Agent shall make such disposition in accordance with such instructions or such order. The Escrow Agent shall have the right at any time it deems appropriate to seek adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

(d) Advice of Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel and employees in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified under Section 7(a) above for all acts taken, in accordance with the opinion and instructions of such counsel, and the reasonable costs of such counsel shall be subject to reimbursement under Section 7(a) above.

(e) Compensation and Expenses. Escrow Agent’s fee shall be as set forth on Schedule 1. Each of Buyers, on the one hand, and Sellers, on the other, agree to pay, and shall be solely responsible for, one half each of the above fees and all other fees, disbursements and other expenses charged by the Escrow Agent for the performance of the Escrow Agent’s services hereunder. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of this Agreement or the escrow created hereby, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder. Property in the Escrow Fund shall not be used to pay any such fees, disbursements or other expenses.

(f) Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving the other parties hereto thirty (30) days’ notice to that effect. Upon such resignation, Parent, Buyers and Sellers shall jointly appoint a successor escrow agent, who shall assume the duties of the Escrow Agent hereunder by supplement thereto. In the event no successor Escrow Agent is appointed and acting hereunder within thirty (30) days of such notice of resignation, the Escrow Agent may pay and deliver the Escrow Fund into a court of competent jurisdiction and have no further obligations hereunder or petition any court of competent jurisdiction to name a successor escrow agent. Parent, Buyers and the Sellers may remove the Escrow Agent by providing 30 days prior notice and appoint a successor escrow agent hereunder at any time so long as such successor shall accept and agree to be bound by the terms of this Agreement (except that any such successor escrow agent shall be entitled to customary fees payable as set forth in Section 7(e) above).

8. Miscellaneous.

(a) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be delivered in person or by a nationally recognized overnight delivery and shall be deemed given when delivered in person or, if not delivered in person, the business day after delivered to a nationally recognized overnight courier (postage pre paid) for next business day delivery, at the addresses set forth on Exhibit A (or at such other addresses as a party shall designate by written notice to the other party pursuant to this Section).

(b) Assignment. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

(c) Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors (or its equivalent) to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

(d) Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

(g) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(h) Force Majeure. The Escrow Agent shall not be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(i) Successors and Assigns. Any company into which the Escrow Agent may be merged or with which it may be consolidated shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, except that the Escrow Agent shall provide written notice of such event to each of the parties hereto.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

BUYERS:

ARCHSTONE ACQUISITION CORP.

By:	/s/ Frank Zomerfeld
Name:	Frank A. Zomerfeld
Title:	Secretary and Treasurer

HACKETT-REL LTD

By:	/s/ Frank Zomerfeld
Name:	Frank A. Zomerfeld
Title:	Secretary

HACKETT GROUP B.V.

By:	/s/ Frank Zomerfeld
Name:	Frank A. Zomerfeld
Title:	Director

PARENT:

THE HACKETT GROUP, INC.

By:	/s/ Frank Zomerfeld
Name:	Frank A. Zomerfeld
Title:	E.V.P. and Secretary

SELLERS:

ARCHSTONE CONSULTING LLC

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	President and Chief Executive Officer

ARCHSTONE CONSULTING UK LIMITED

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	Director

ARCHSTONE CONSULTING NETHERLANDS BV

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	Authorized Proxy

ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ John M. Wahl
Name:	John M. Wahl
Title:	Corporate Trust Officer

Exhibit A

if to Buyers/Parent: 1001 Brickell Bay Drive 30th Floor Miami, Florida 33131 Attn.: Ted Fernandez, CEO	with a copy to: Akerman Senterfitt One SE Third Avenue, Suite 2500 Miami, Florida 33131 Attn: Carl D. Roston, Esq. Mary V. Carroll, Esq.

if to Sellers: c/o Lake Capital Management LLC 676 North Michigan Ave. Suite 3900 Chicago, Illinois 60611 Attn: Terence M. Graunke	with a copy to: Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attn: Sanford E. Perl, P.C. Robert A. Wilson

if to Escrow Agent: Computershare Trust Company, N.A. 350 Indiana Street, Suite 750 Golden, CO 80401 Attn: John Wahl / Rose Stroud Fax: 303-262-0608

Schedule 1

Escrow Agent Fees